                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ( )
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           PRECISION AUTO CARE, INC.
                (Name of Registrant as Specified in its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           [PRECISION AUTO CARE LOGO]

                                                               November 16, 1998

To Our Shareholders:

The Company's existence today as a public entity followed the completion of the successful combination of nine companies and an initial public offering in November 1997. The combination introduced three brands under the Precision Auto Care umbrella to carry on our mission TO BE THE PREMIER PROVIDER OF QUALITY CAR CARE SERVICES WORLD-WIDE BY EXCEEDING OUR CUSTOMERS' EXPECTATIONS. The combination also allowed the Company to become vertically integrated in the car wash and quick lube industries.

Our core business, PRECISION TUNE AUTO CARE, continues to meet our expectations with same store sales for the year ended June 30, 1998, increasing approximately 3%. The PRECISION LUBE EXPRESS and PRECISION AUTO WASH centers are undergoing image upgrades and should show same store sales increases as the upgrades are completed. The car wash equipment manufactured by our HydroSpray subsidiary has been well received in the car wash community and sales backorders for this equipment are at an all time high.

As previously announced, the Company recently suspended an aggressive acquisition strategy it had been pursuing since the third quarter of its recently completed year. As a result, the Company incurred significant expenses attributed to the acquisition strategy impacting both year end and our first fiscal quarter 1999 earnings. Your Company is taking strong measures to improve its cash flow and operating results.

In the coming year, the Company will focus on its core businesses and the divestiture of non-strategic assets. On October 21, 1998, Charles L. Dunlap joined the Company as its President and Chief Executive Officer. Mr. Dunlap brings 28 years of experience in the petroleum industry. Your Board and the management team are dedicated to the continued growth and development of the Precision brands.

Sincerely,

/s/ Lynn E. Caruthers
__________________________
Lynn E. Caruthers
Chairperson of the Board
Precision Auto Care, Inc.

 Corporate Offices: 748 Miller Drive S.E., Leesburg, VA 20175 / P.O. Box 5000,
                               Leesburg, VA 20177
     Phone: (703) 777-9095  FAX: (703) 779-0136  http://www.PrecisionAC.com

                           [Precision Auto Care Logo]


       ------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               December 16, 1998
       ------------------------------------------------------------------

     The Annual Meeting of Shareholders of Precision Auto Care, Inc. (the "Company") will be held at the Company's headquarters located as 748 Miller Drive, S.E., Leesburg, Virginia on December 16, 1998 at 11:00 a.m., for the following purposes:

          1. To elect four Class I Directors to serve for a term of three years;

          2. To consider approval of the adoption of the 1998 Employee Stock Purchase Plan and the reservation of 30,000 shares of Common Stock for issuance thereunder;

          3. To consider approval of the adoption of the 1998 Outside Directors' Stock Option Plan and the reservation of 75,000 shares of Common Stock for issuance thereunder;

          4. To consider approval of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1999; and

          5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of shares of Common Stock of record on the books of the Company at the close of business on November 2, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     You are cordially invited to be present at the Annual Meeting. IF YOU CANNOT ATTEND, PLEASE EXECUTE AND MAIL PROMPTLY THE ENCLOSED FORM OF PROXY, USING THE ENCLOSED RETURN ENVELOPE.

                                      By Order of the Board of Directors,


                                      /s/ Arnold Janofsky
                                      __________________________________

                                      Arnold Janofsky
                                      Senior Vice President,
                                      General Counsel and Secretary

748 Miller Drive, S.E
Leesburg, Virginia 20175
November 16, 1998

                           PRECISION AUTO CARE, INC.
                             748 MILLER DRIVE, S.E.
                            LEESBURG, VIRGINIA 20175

      --------------------------------------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                               December 16, 1998
      --------------------------------------------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under authority thereof at the Annual Meeting of Shareholders of the Company to be held on the 16th day of December 1998, commencing at 11:00 a.m., or at any adjournment thereof, pursuant to the accompanying notice of said meeting. The Annual Meeting will be held at the Company's headquarters located at 748 Miller Drive, S.E., Leesburg, Virginia 20175. The Company intends to mail this proxy statement and accompanying proxy to all shareholders entitled to vote at the Annual Meeting on or about November 16, 1998.

     This is the Company's first Annual Meeting since its initial public offering in November 1997. The Company is the result of the combination of WE JAC Corporation (the owner of Precision Tune Auto Care) and eight other automotive maintenance services companies in connection with the initial public offering (the "IPO Combination"). The eight companies joined with WE JAC Corporation were: Miracle Industries, Inc.; Lube Ventures, Inc.; Rocky Mountain Ventures, Inc.; Rocky Mountain Ventures II, Inc.; Prema Properties, Ltd.; Miracle Partners, Inc.; Ralston Car Wash Ltd.; and KBG, LLC. With the IPO combination, the "Precision" family of brands was expanded to include car wash and quick oil change and lube services. The Company acquired Worldwide Drying Systems, Inc. shortly after the IPO Combination. In March 1998, the Company acquired Promotora de Francquicias Praxis S.A. de C.V., previously the holder of a master franchise agreement for Precision Tune Auto Care in Mexico and Puerto Rico.

Solicitation and Revocability of Proxies

     The proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked by the shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy shall be suspended if the shareholder shall be present at the meeting and elect to vote in person. Attendance at the meeting will not, by itself, revoke a proxy. Shares represented by proxies received will be voted. Where the shareholder has specified his choice with respect to the proposal to be acted upon, the shares will be voted in accordance with the specification so made, and in the absence thereof will be voted by the proxy holders as directed by management.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies by facsimile, telephone or personal interview for which they will receive no additional compensation. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the meeting to beneficial owners, and the Company will reimburse them for their reasonable expenses in so doing.

Voting Rights and Outstanding Shares

     Only shareholders of record on the books of the Company at the close of business on November 2, 1998, will be entitled to notice of and to vote at the Annual Meeting. As of that date, there were 6,120,543 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote for each matter submitted to the shareholders for approval.

     A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting to constitute a quorum. Shares represented by properly executed proxies with respect to which a vote is withheld, an abstention is indicated, or a broker does not vote ("broker nonvotes") will be treated as shares that are present and entitled to vote for purposes of determining a quorum, but those shares will not be treated as having been voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Unless otherwise noted in this proxy statement, all matters to come before the meeting identified in the accompanying notice require the affirmative vote of a majority of those shares, present in person or by proxy and voting at the Annual Meeting, to be adopted, assuming that a quorum is present.

                INFORMATION WITH RESPECT TO CERTAIN SHAREHOLDERS

     The shareholders named in the following table are those known to the Company to be the beneficial owners of 5% or more of the Company's Common Stock. For purposes of this table, and as used elsewhere in this Proxy Statement, the term "beneficial owner" means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of a security or the power to dispose, or to direct the disposition of, a security. Except as otherwise indicated, the Company believes that each individual owner listed below exercises sole voting and dispositive power over their shares.


                                                                Percentage of
                                        Amount of Beneficial     Outstanding
          Name and Address               Ownership (Shares)      Common Stock
          ----------------              --------------------    -------------

SAFECO Corporation(1)                          950,500               15.53%
SAFECO Plaza
Seattle, Washington 98185

William P. Stiritz(2)                          500,000                8.17%
10401 Clayton Road,
Suite 101
St. Louis, Missouri 63131

Roberto Zambrano V.                            499,799                8.17%
Mauricio Zambrano V.
David Zambrano V.
& Daniel Zambrano V.(3)
P.O. Box 1499
Olmito, Texas 78575


---------------

(1) As reported in Schedule 13G (Amendment No. 1) filed with the Commission on June 10, 1998.

(2) As reported on Schedule 13D filed with the Commission on December 31, 1997. Does not include 10,000 shares owned by Mr. Stiritz's son, of which Mr. Stiritz disclaims beneficial ownership.

(3) As listed in the Company's stock transfer records. The shares are held in the names of the listed individuals as joint tenants.

                     ITEM 1: ELECTION OF CLASS I DIRECTORS

     The Company's Articles of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, with initial terms expiring at the Annual Meetings of Shareholders in 1998, 1999 and 2000, respectively. After this initial rotation is complete, one class of directors will be elected at each subsequent Annual Meeting of Shareholders to serve three-year terms.

     The terms of four directors expire at this Annual Meeting: Messrs. Dunlap, Deal, Johnson and Pappas ("Class I Directors"). John (Jay) F. Ripley, formerly the President and Chief Executive Officer, resigned from his position as an officer and as a member of the Board of Directors of the Company on October 21, 1998. Charles L. Dunlap, Mr. Ripley's successor, was appointed by the Board to serve out the remainder of Mr. Ripley's term as a Class I Director. One current Class I Director, Clarence E. Deal, has decided not to stand for re-election. The size of the Board of Directors will be reduced from 13 members to 12 members as a result. George A. Bavelis, who is currently a Class III Director has agreed to stand for re-election at this year's Annual Meeting and become a Class I Director in order to maintain an even distribution of directors among the three classes as specified in the Company's Articles of Incorporation. Mr. Bavelis will resign as a Class III Director upon his election as a Class I Director.

     The Class I Director nominees have been nominated for election for three-year terms expiring at the Annual Meeting in 2001. The terms of the other nine directors will continue as indicated below. Dates of service listed below include service with predecessors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE CLASS I DIRECTOR NOMINEES LISTED BELOW.

                      Nominees for Terms Expiring in 2001

Name                               Principal Occupation                          Additional Information
------------------------------  ---------------------------  ---------------------------------------------------------------

Charles L. Dunlap(1)            President and Chief          Mr. Dunlap previously served as President, Chief Operating
New Director                    Executive Officer            Officer and Director of Crown Central Petroleum Corporation.
Age 55                                                       Additional biographic information appears on page 9.

Richard O. Johnson              President, JJ-AGRO, Inc.,    Mr. Johnson serves as a Director of the following companies:
Director since 1997             Zanesville, OH (farming and  First National Bank of Zanesville, National Gas and Oil
Age 70                          farm services)               Company, and Muskingun Livestock, Inc.

Harry G. Pappas, Jr.(2)         Chief Financial Officer,     Mr. Pappas operated his own financial consulting firm between
Director since 1996             Partners First Holdings,     July 1992 and November 1997. He served as Chief Financial
Age 51                          LLC, Linthicum, MD (credit   Officer of WE JAC Corporation, the Company's predecessor, from
                                card company)                February 1997 to May 1997. Mr. Pappas served as Chief Financial
                                                             Officer of Youth Services International, Inc. from September
                                                             1994 to May 1995 and Chief Financial Officer of Meridian
                                                             Healthcare from July 1993 to May 1994. He currently serves as a
                                                             Director of Creditrust Corporation.

George A. Bavelis(1)            Chairman, President and      Mr. Bavelis has served as Chairman and President of Coin Op.
Director since 1997             Chief Executive Officer,     Vending Co. since 1983. He also serves as Chairman of the Board
Age 61                          Pella Co., Columbus, OH      of Sterling Bancorp and a Director of Heartland Bancorp.
                                (real estate development
                                firm)

                      Directors Whose Terms Expire in 1999

Woodley A. Allen                President, Allen Management  Mr. Allen served as Chief Financial Officer of EZ
Director since 1991             Services, Oakton, VA         Communications, Inc. from March 1973 to May 1992.
Chairman-Audit Committee        (management consulting
Age 51                          firm)

Bassam N. Ibrahim(3)            Partner, Burns, Doane,       From June 1994 to August 1996, Mr. Ibrahim was with Popham,
Director since 1993             Swecker & Mathis, LLP,       Haik, Schnobrich & Kaufman. From June 1990 to June 1994, Mr.
Age 36                          Alexandria, VA (law firm)    Ibrahim was with Mason, Fenwick & Lawrence.

Arthur Kellar(1)(2)             Retired                      Mr. Kellar served as Chairman of the Board of WE JAC
Director since 1991                                          Corporation, the Company's predecessor, from April 1992 to
Chairman-Organization and                                    September 1994. Mr. Kellar served as Chairman of the Board of
  Compensation Committee                                     EZ Communications, Inc. from June 1992 to April 1997.
Age 76

Gerald A. Zamensky              Manufacturing Consultant     Mr. Zamensky served as a Director of Miracle Industries, a
Director since 1997             (self-employed)              predecessor company from 1991 to November 1997. He also served
Age 57                                                       as President and Chief Executive Officer of Southeastern
                                                             Plastics, Inc. from 1975 to 1995.

                      Directors Whose Terms Expire in 2000

Lynn E. Caruthers(3)            General Partner, Caruthers   Ms. Caruthers has served as Chairperson of the Board of WE JAC
Director since 1991             Properties, Ltd.,            Corporation, the Company's predecessor, since September 1994.
Chairperson of the Board;       Arlington, VA (commercial
Chairperson of the              real estate developer)
  Executive Committee
Age 46

Name                               Principal Occupation                          Additional Information
------------------------------  ---------------------------  ---------------------------------------------------------------
William R. Klumb                Vice President, Precision    Mr. Klumb served as President of Rocky Mountain Ventures, Inc.
Director since 1997             Auto Wash Operations         and Rocky Mountain Ventures II, Inc. since their formation in
Age 40                                                       1987 and 1988, respectively. He also served as Managing Member of Ralston Car Wash Ltd. since its formation in 1991. Each of these entities became wholly-owned subsidiaries of the Company as a result of the IPO Combination in November 1997.

Bernard H. Clineburg(1)         President, United            Mr. Clineburg served as a Director of George Mason Bankshares,
Director since 1993             Bankshares; Chairman and     Inc. and The George Mason Bank from October 1990 to April 1998.
Age 50                          CEO, United Bank
                                (Virginia), Fairfax, VA

Effie L. Eliopulos              Owner and operator of        Ms. Eliopulos serves as Vice President of National Automotive
Director since 1997             retail rental centers,       Chemical Inc. (previously known as Miracle Industries, Inc.), a
Age 59                          Cambridge, OH                predecessor company. She also served as Chairperson of that entity from 1991 to November 1997.

---------------

(1) Member -- Executive Committee

(2) Member -- Finance and Audit Committee

(3) Member -- Organization and Compensation Committee

Meetings and Committees of the Board

     The Company has three standing Committees of the Board of Directors: (i) the Executive Committee; (ii) the Finance and Audit Committee; and (iii) the Organization and Compensation Committee. The Board of Directors does not have a Nominating Committee. The Board of Directors of the Company held five meetings during the fiscal year ended June 30, 1998. With the exception of Mr. Johnson, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees on which they served. Overall attendance at such meetings was 85%.

     The Executive Committee has the power and authority of the Board of Directors and meets several times during the year in months when the Board of Directors does not meet. Ms. Caruthers serves as Chairperson and Messrs. Dunlap, Bavelis, Clineburg and Kellar serve on the Executive Committee. During the fiscal year ended June 30, 1998, the Executive Committee met two times.

     The Finance and Audit Committee makes recommendations regarding the engagement of the Company's independent auditors, reviews the arrangement and scope of the audit, considers comments made by the independent auditors with respect to the adequacy of the Company's internal accounting controls, and reviews non-audit services provided by the firm. Mr. Allen serves as Chairman and Messrs. Kellar and Pappas serve on the Finance and Audit Committee. During the fiscal year ended June 30, 1998, the Finance and Audit Committee met two times.

     The Organization and Compensation Committee reviews and approves (or recommends to the full Board) the annual salary, bonus and other benefits of senior management of the Company; reviews and makes recommendations to the Board relating to executive compensation and plans; and establishes, and periodically reviews, the Company's policy with respect to management perquisites. Mr. Kellar serves as Chairman and Ms. Caruthers and Mr. Ibrahim serve on the Organization and Compensation Committee. During the fiscal year ended June 30, 1998, the Organization and Compensation Committee met two times.

Compensation of Directors

     Directors who are employees receive no additional compensation for serving as directors. All non-employee directors receive fees for each meeting of the Board of Directors they attend, $1,000 for each meeting attended in person and $500 for each meeting attended via telephone. Non-employee directors who also serve as members of Committees of the Board of Directors receive $200 per committee meeting attended. In light of the Company's recent cash flow difficulties, at the Board of Directors meeting held on October 21, 1998, the Board decided to indefinitely suspend payment of their compensation.

                             EXECUTIVE COMPENSATION

Report of the Organization and Compensation Committee on Executive Compensation

     The Organization and Compensation Committee of the Board of Directors, which is composed of outside directors of the Company, is responsible for developing and recommending to the Board of Directors the Company's general compensation policies. The Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer (CEO), and determines the compensation to be paid to the executive officers. The Organization and Compensation Committee also is responsible for the granting of stock options to the executive officers and the administration of the Company's various stock option plans.

     The Organization and Compensation Committee has furnished the following report for fiscal year 1998:

     COMPENSATION PHILOSOPHY. The Company's philosophy with respect to executive compensation is reflective of the principle that the compensation of its executive officers should be competitive with compensation of senior executives at comparable companies, and that a meaningful portion of the compensation received should be closely tied to the performance of the Company and, in certain instances, to the achievement of individual goals. Through this link between pay and performance, it is the intent of the Company to provide direct incentives for the Company's financial success and the creation of incremental shareholder value.

     EXECUTIVE OFFICER COMPENSATION. The key components of compensation for the executive officers consists of annual compensation provided by base salary and annual performance bonuses, and long-term compensation provided by stock options. With the exception of the former President and Chief Executive Officer, none of the senior executive officers, were paid a bonus based upon fiscal 1998 performance.

     Members of the Committee believe they have a general awareness of pay practices among companies of roughly comparable size, complexity, and/or industry focus. In addition, in setting the compensation for the former President and Chief Executive Officer, an unrelated third party was engaged to review compensation for this position at comparable companies. Based upon the Committee's general knowledge and the commissioned study, it is believed that the Company's compensation levels are generally commensurate with those of similar companies. Other than as indicated above, compensation of the executive officers is a subjective determination and has not been determined by reference to any specific criteria or factors related to corporate performance.

     STOCK OPTIONS. Stock options are granted to executive officers, as well as other employees, based upon the subjective evaluation of employees' general overall performance and upon their relative rank within the Company. No specific performance criteria are considered, and there is no fixed formula for differentiating the number of options granted to an individual or to all employees in the aggregate. The Company's approach to long-term incentives provided by stock options has been a flexible one, in which the effort is to attract and retain able key employees by giving them an opportunity for stock ownership. A total of 797,600 options were awarded in fiscal 1998 (including 474,600 options assumed from WE JAC Corporation, the Company's predecessor). Of the 370,600 options granted to the named executives, 237,100 are options assumed from WE JAC Corporation in the IPO Combination.

     COMPENSATION OF THE CURRENT AND FORMER CHIEF EXECUTIVE OFFICER. John (Jay)
F. Ripley, the Company's President and Chief Executive Officer, resigned from the Company on October 21, 1998. Mr. Ripley had served as President and Chief Executive Officer of the Company since the November 1997 IPO Combination and prior to that had served as President and Chief Executive Officer of WE JAC Corporation, the Company's predecessor, since July 1995. Mr. Ripley's base salary for the fiscal year ended June 30, 1998, including salary paid by WE JAC Corporation, the Company's predecessor was $199,654. In determining Mr. Ripley's base salary, reliance was made on the study mentioned above and the general knowledge and business judgment of the members of the Committee and the Board. A bonus in the amount of $100,000 was awarded for fiscal 1998 in accordance with the terms of Mr. Ripley's employment agreement.

     Mr. Ripley was also granted stock options for 75,000 shares of the Company's Common Stock during the fiscal year. These unvested options expired upon Mr. Ripley's resignation from the Company.

     Charles L. Dunlap, the current President and Chief Executive Officer, joined the Company on October 21, 1998. His compensation package, including salary and the grant of stock options, was established by the Organization and Compensation Committee and is consistent with the Company's philosophy for executive compensation set out above. The Committee relied on the previously mentioned study and their general knowledge and business judgment in setting Mr. Dunlap's compensation.

     The Committee believes its approach to compensation for the President and Chief Executive Officer is consistent with the Company's ongoing effort to achieve a responsible balance between short-term and long-term performance for the Company and its shareholders, and to provide compensation incentives for its senior executives that encourage those results.

     TAX COMPLIANCE POLICY. Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deductible compensation paid to a company's Chief Executive Officer and to each of the four highest-paid executives employed as executive officers on the last day of the fiscal year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied. The Committee does not anticipate that in the foreseeable future any officer of the Company will earn compensation in excess of $1 million that would not qualify as performance-based compensation. Therefore, the Committee has not yet determined a policy with respect to Section 162(m). The Committee intends to review the implications of
Section 162(m) when it becomes more relevant with respect to the Company's executive compensation policies.

     All members of the Organization and Compensation Committee concur in this report to the shareholders.

     The Organization and Compensation Committee

        Arthur Kellar, Chairman
        Lynn E. Caruthers
        Bassam N. Ibrahim

Executive Officers

     CHARLES L. DUNLAP, age 55, was named President and Chief Executive Officer in October 1998, and has been a member of the Board of Directors from that date. From April 1997 until October 1998, Mr. Dunlap was an independent business consultant. From June 1996 to October 1998, Mr. Dunlap served as a director of the Clipper Group, a wholly-owned subsidiary of Credit Suisse -- First Boston. Mr. Dunlap also served as an advisor to the Chairman of the Board of the Clipper Group during this period. In this capacity, he initiated and developed a comprehensive plan to merge TruckStops of America and National Auto/Truckstops to create one of the nation's largest networks of truckstops with revenues of $967 million. From 1991 to 1996, he served as President, Chief Operating Officer and a Director of Crown Central Petroleum, a petroleum refiner and retail marketer with annual revenues of approximately $1.8 billion.

     JAMES A. HAY, age 42, was named Executive Vice President -- North America in July 1998. From April 1997 to July 1998 he was Senior Vice President of Retail Operations. From 1993 until joining WE JAC Corporation, the Company's predecessor, he was Chief Operating Officer with Decorating Den Systems, Inc. Mr. Hay was Chief Executive Officer with Window Works of Annapolis from 1987 to 1993. He also held positions with Pepsi-Cola, Inc. and Procter and Gamble.

     ARNOLD JANOFSKY, age 55, joined WE JAC Corporation, the Company's predecessor, as Senior Vice President, Secretary and General Counsel in October 1995. From 1992 to September 1995, Mr. Janofsky was with The Structure Group, specializing in franchise consulting. From 1981 to 1991, he was Vice President and General Counsel of Jiffy Lube International, Inc.

     ERNEST S. MALAS, age 33, was named Senior Vice President -- Business Development in July 1998. From November 1997 to July 1998, Mr. Malas was a business consultant to the Company. From 1991 until November 1997, Mr. Malas was President of Miracle Industries, Inc., a predecessor company.

     JOHN F. MOYNAHAN, age 41, was named Senior Vice President and Chief Financial Officer in June 1998. From September 1994 to June 1998, Mr. Moynahan served as Senior Vice President and Chief Financial Officer of Xybernaut Corporation and was a member of the company's Board of Directors. From November 1992 to September 1994, he was Vice President and Treasurer of Joy Technologies, Inc. He also held positions with Sym-Tek Systems, Inc. and Fisher Scientific Group, Inc. Mr. Moynahan began his career with Ernst & Young LLP in 1979.

     GRANT G. NICOLAI, age 52, was named Senior Vice President -- International in July 1998. From October 1995 to July 1998 he was Senior Vice President-International Development and Operations. Before that he served as Director of International Development and Operations of WE JAC Corporation beginning in October 1994. Prior to his employment with the Company's predecessor, Mr. Nicolai was involved in international business development for six years with LTV Aerospace and Defense, which later became Vought Aircraft Company. Prior to that, he served in the U.S. Air Force.

     WILLIAM E. ROLLER, age 36, was named Senior Vice President -- Manufacturing and Distribution in July 1998. From November 1997 to July 1998, he was Vice President -- Manufacturing and Distribution. Between May 1991 to November 1997, he served in various capacities with AMF Reece Corp., most recently serving as Vice President of Manufacturing.

     JAIME J. VALDES, age 40, was named Senior Vice President -- Latin America in April 1998. From July 1992 until March 1998 Mr. Valdes was the Operating Partner of Promotora de Francquicias Praxis S.A. de C.V., the Precision Tune Auto Care master franchisee for Mexico and Puerto Rico.

     PETER J. KENDRICK, age 44, joined WE JAC Corporation, the Company's predecessor, in May 1997 as Vice President-Finance and Treasurer. Until May 1997, he was a principal with Corporate Finance of Washington, a private investment banking firm serving companies in the Washington metropolitan area. Mr. Kendrick was Vice President and Chief Financial Officer with Capital Carousel, a closely-held wholesale distributor of wall coverings and fabrics, from 1991 to 1995. Capital Carousel filed for bankruptcy protection in 1995.

                           SUMMARY COMPENSATION TABLE

     The table below sets forth the compensation earned and paid to each Named Executive Officer who earned $100,000 or more during the periods presented. Amounts shown for 1996 and for a portion of 1997 represent compensation for employment by WE JAC Corporation, the Company's predecessor. Options grants shown for 1996, 1997 and a portion of 1998 represent grants by WE JAC Corporation which were assumed by the Company in connection with the IPO Combination.

                                                                                                   Securities
                                                                                   Other Annual    Underlying      All Other
Name and Principal Position                       Year     Salary       Bonus      Compensation     Options      Compensation(1)
---------------------------                       ----    ---------    --------    ------------    ----------    --------------
John F. Ripley                                    1998    $ 199,654    $100,000                       87,762         $2,594
  Former President and                            1997      181,734      63,438                      100,000
  Chief Executive Officer(2)                      1996      169,131      34,000                       80,338

James A. Hay                                      1998      117,692                  $ 15,000(3)      35,000          1,765
  Executive Vice President --
  North America

Arnold Janofsky                                   1998      127,308                                    3,500          1,841
  Senior Vice President and                       1997      117,269       9,646                        4,000
  General Counsel                                 1996       80,385                                   17,500

Grant G. Nicolai                                  1998      117,115                     7,700(4)      25,000          1,076
  Senior Vice President --                        1997      110,809       8,577        17,175(4)
  International                                   1996       85,769       8,625

Peter J. Kendrick                                 1998      124,231                                    7,500          1,846
  Vice President -- Finance                       1997       15,577(5)                                 5,000

---------------

(1) Amounts represent the Company's matching contributions to the 401(k) Savings
    Plan.

(2) Mr. Ripley resigned from the Company on October 21, 1998.

(3) Mr. Hay's employment with WE JAC Corporation, the Company's predecessor commenced on July 1, 1997. The amount shown is for the reimbursement of relocation expenses.

(4) The amount shown is for commissions on the sale of franchises.

(5) Mr. Kendrick's employment with WE JAC Corporation, the Company's predecessor commenced on April 21, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                          Potential Realized Value
                                  Number of                                                                at Assumed Annual Rates
                                  Securities                                Weighted                       of Stock Price Appreci-
                                  Underlying     % of Total Options         Average                       ation for Option Term(4)
                                   Options      Granted to Employees        Exercise        Expiration    -------------------------
Name                              Granted(1)       in Fiscal Year           Price(2)         Date(3)          5%            10%
----                              ----------    --------------------    ----------------    ----------    ----------     ----------
John F. Ripley(5)                   268,100             33.61%               $ 8.99          06/17/08     $1,520,933     $3,848,041
James A. Hay                         40,000              5.02%               $ 9.41          06/17/08        210,150        557,350
Arnold Janofsky                      25,000              3.13%               $ 8.64          11/12/07        150,625        367,625
Grant G. Nicolai                     25,000              3.13%               $ 8.63          11/12/07        150,875        367,875
Peter J. Kendrick                    12,500              1.57%               $ 9.40          11/12/07         65,750        174,250

---------------

(1) Stock options exercisable into 797,600 shares of Common Stock were granted to all employees, non-employee directors of the Company and related parties as a group during the fiscal year ended June 30, 1998. Total includes
    474,600 options granted by a WEJAC Corporation and assumed by the Company during fiscal 1998, including 193,100, 5,000, 21,500, 12,500 and 5,000 options granted to Messrs. Ripley, Hay, Janofsky, Nicolai and Kendrick, respectively.

(2) The exercise price is the "fair market value" of the Company's Common Stock at the date of grant as determined in good faith by the Company's Board of Directors or the Board of Directors of WE JAC Corporation in the case of options assumed in the IPO Combination.

(3) Date shown is expiration date of latest grant. Options generally vest and become exercisable in annual installments of 33% of the shares covered by each grant commencing on the first anniversary of the grant date, and expire ten years after the grant date.

(4) The dollar amounts under the potential realizable values column use the 5% and 10% rates of appreciation permitted by the SEC, and are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises are dependant on the future performance of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved. The assumed rates are compounded annually to the full ten-year term of the options.

(5) Mr. Ripley resigned from the Company on October 21, 1998. His separation agreement provides that Mr. Ripley will have until October 1999 to exercise
    93,100 of his vested options. The remainder of Mr. Ripley's options have been terminated.

                             YEAR-END OPTION VALUES

                                             Number of Securities Underlying
                                             Unexercised Options at June 30,              Value of the Unexercised In-the-Money
                                                          1998                                 Options at June 30, 1998(1)
                                            ---------------------------------             -------------------------------------
Name                                        Exercisable         Unexercisable             Exercisable             Unexercisable
----                                        -----------         -------------             -----------             -------------
John F. Ripley(2)                             193,100               75,000                 $ 241,805                 $ 9,375
James A. Hay                                    1,667               38,333                         0                  19,375
Arnold Janofsky                                12,999               12,001                    18,957                  12,543
Grant G. Nicolai                                8,333               16,667                    13,540                  17,711
Peter J. Kendrick                               1,667               10,833                         0                   6,563

---------------

(1) The closing price for the Company's Common Stock as reported by the Nasdaq
    Stock Market on June 30, 1998 was $9.875. Value is calculated on the basis of the difference between the option exercise price and $9.875, multiplied by the number of shares of Common Stock underlying the option.

(2) Mr. Ripley resigned from the Company on October 21, 1998. His separation agreement provides that Mr. Ripley will have until October 1999 to exercise
    93,100 of his vested options. The remainder of Mr. Ripley's options have been terminated.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 30, 1998 by: (i) each director of the Company, (ii) each executive officer named in the table above labeled Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. This table is based on information provided by the Company's directors and executive officers. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons exercises sole voting and dispositive power over his or her shares.

                                                                            Amount of                 Percentage of Outstanding
                  Name of Beneficial Owner                             Beneficial Ownership                 Common Stock
                  ------------------------                             --------------------           -------------------------
Lynn E. Caruthers(1).........................................                  135,381                           2.21%
Charles L. Dunlap............................................                        0                            *
John F. Ripley(2)............................................                  205,050                           3.35
James A. Hay(3)..............................................                   11,495                            *
Arnold Janofsky(4)...........................................                   23,725                            *
Ernest S. Malas(5)...........................................                  258,065                           4.22
John F. Moynahan.............................................                        0                            *
Grant G. Nicolai(6)..........................................                   25,816                            *
William E. Roller(7).........................................                    4,167                            *
Jamie J. Valdes..............................................                   49,421                            *
Peter J. Kendrick(7).........................................                    4,755                            *
William R. Klumb(7)..........................................                   42,263                            *
Woodley A. Allen(8)..........................................                   13,000                            *
George A. Bavelis............................................                   83,817                           1.37
Bernard H. Clineburg(8)......................................                   12,500                            *
Clarence E. Deal.............................................                  200,135                           3.26
Effie L. Eliopulos...........................................                  249,104                           4.07
Bassam N. Ibrahim(8).........................................                   13,850                            *
Richard O. Johnson...........................................                   56,497                            *
Arthur Kellar(8).............................................                  155,029                           2.53
Harry G. Pappas, Jr.(9)......................................                   27,500                            *
Gerald A. Zamensky(10).......................................                  111,298                           1.82
All directors and executive officers as a group
  (22 persons)...............................................                1,682,868                          27.50

---------------

* Represents less than 1%.

(1) Includes 24,500 shares held by CARFAM Associates and 77,938 shares held by Caruthers Properties, Ltd., limited partnerships in which Ms. Caruthers holds limited partnership interests and options to purchase 10,000 shares which Ms. Caruthers may exercise within 60 days.

(2) Includes options to purchase 193,100 shares Mr. Ripley could have exercised within 60 days of September 30, 1998. Mr. Ripley resigned from the Company on October 21, 1998. His separation agreement provides that Mr. Ripley will have until October 1999 to exercise 93,100 of his vested options. The remainder of Mr. Ripley's options have been terminated.

(3) Includes options to purchase 8,334 shares that are exercisable within 60 days.

(4) Includes options to purchase 20,000 shares that are exercisable within 60 days.

(5) Includes 5,295 shares held by Mr. Malas' son and options to purchase 8,333 shares that are exercisable within 60 days.

(6) Includes options to purchase 16,667 shares that are exercisable within 60 days.

(7) Includes options to purchase 4,167 shares that are exercisable within 60 days.

(8) Includes options to purchase 10,000 shares that are exercisable within 60 days.

(9) Includes options to purchase 12,500 shares that are exercisable within 60 days.

(10) Includes 47,176 shares held by Mr. Zamensky's spouse.

                            EMPLOYMENT ARRANGEMENTS

     Each of Messrs. Hay, Janofsky, Kendrick and Nicolai entered into employment agreements to serve as vice presidents for a period of three years commencing August 1, 1997. Mr. Klumb entered into an employment agreement to serve as a vice president for a period of three years commencing November 12, 1997. The agreements provide that Messrs. Hay, Janofsky, Kendrick and Nicolai will each receive a base salary of $120,000 per annum, Mr. Klumb will receive a base salary of $90,000 per annum, and each of them are entitled to receive a performance bonus under the plan developed for all of the Company's vice presidents. Under the terms of each employment agreement, each vice president is required to maintain the confidentiality of proprietary business or technical information obtained during the course of employment with the Company. Messrs. Hay, Janofsky, Kendrick and Nicolai are each prohibited from competing with the Company in the United States during the time each is employed by the Company and for a period of two years thereafter. Mr. Klumb is prohibited from competing with the Company in the United States during the time he is employed by the Company and for a period of one year thereafter. The employment agreements provide that in the event the vice president's employment is terminated by the Company other than for cause, or is terminated by the vice president for good reason (e.g., following a change of control of the Company), the vice president will be entitled to receive a severance benefit and will be entitled to receive any salary and benefits accrued, vested or unpaid as of the date of termination as well as any other benefits to which the employee is entitled under any benefit plan, policy or program maintained by the Company in which the vice president participated. The severance benefit provided in the agreements of Messrs. Hay, Janofsky, Kendrick and Nicolai is 18 months of base salary in effect of the time of termination. Mr. Klumb's agreement provides for a severance benefit equal to 12 months of his base salary in effect at the time of termination.

     The Company entered into an employment agreement with John Moynahan on June 8, 1998, pursuant to which Mr. Moynahan agreed to serve as Senior Vice President and Chief Financial Officer for a period of three years. The agreement provides that Mr. Moynahan will receive a base salary of $135,000 per annum and may also be awarded a performance bonus in accordance with the Senior Management Incentive Bonus Plan. The other terms of Mr. Moynahan's agreement are substantially the same as the agreements for the other vice presidents described above. Mr. Moynahan was also granted stock options for 25,000 shares of the Company's Common Stock on June 8, 1998 with an exercise price of $9.75. The options vest in three equal annual installments commencing one year from the date of grant. The options expire on June 8, 2008.

     On October 19, 1998, Mr. Moynahan submitted his resignation. At the request of the Company, he has agreed to stay in his current position through mid-January 1999 to allow the Company time to locate a suitable replacement and insure an orderly transition.

     In October 1998, the Company entered into an employment agreement with Charles L. Dunlap pursuant to which Mr. Dunlap agreed to serve as President and Chief Executive Officer for a period of three years. The agreement also provides that Mr. Dunlap will serve as a member of the Company's Board of Directors. Mr. Dunlap will receive a base salary of $200,000 per annum. Under the terms of the employment agreement, Mr. Dunlap is required to maintain the confidentiality of proprietary business or technical information he obtains in the course of his employment with the Company, and he is prohibited from competing with the Company in the United States during any time he is performing duties for the Company and for a period of two years thereafter. In the event Mr. Dunlap's employment is terminated by the Company other than for cause, or is terminated by Mr. Dunlap for good reason (e.g., following a change of control of the Company), Mr. Dunlap will be entitled to receive a severance benefit equal to his base salary in effect at the time of termination for the remainder of his initial term or 18 months, whichever is greater, and will be entitled to receive any salary and benefits accrued, vested or unpaid as of the date of termination. In the event of such termination, Mr. Dunlap also will be entitled to receive a pro rata portion of his performance bonus.

     Mr. Dunlap was also granted stock options for 100,000 shares of the Company's Common Stock on October 21, 1998 with an exercise price of $4.25. The options vest in three equal installments commencing one year from the date of grant. The options expire on October 21, 2008.

     In October 1998, the Company entered into an agreement with John (Jay) F. Ripley in connection with his resignation from Precision Auto Care, Inc. Pursuant to the terms of this agreement, Mr. Ripley will receive monthly payments of $10,000 for a period of at least one year for serving as a special advisor to the Company. If certain conditions are met, these monthly payments could be extended through April 2000. The Board of Directors has extended to one year the period of time Mr. Ripley has to exercise 93,100 of his vested stock options. If certain conditions are met, this period could be extended through April 2000.

                         SHAREHOLDER RETURN COMPARISON

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the Nasdaq Stock Market (U.S. Index), an index composed of peer companies(1), the Russell 200 Index, the S&P Small Cap 600 Index, the S&P Auto Parts & Equipment Index and the Nasdaq Retail Trade Index since the Company's initial public offering (November 6, 1997 = 100):


                 COMPARISON OF 8 MONTH CUMULATIVE TOTAL RETURN*
                            PRECISION AUTO CARE, INC.

            [GRAPH APPEARS IN PAPER VERSION - SEE PLOT POINTS BELOW]

                                 11/6/97    11/97    12/97    1/98    2/98    3/98    4/98    5/98    6/98
                                 -------    -----    -----    ----    ----    ----    ----    ----    ----
Precision Auto Care, Inc.         100.00   100.00   100.00   100.00  118.06  120.83  119.44  118.06  109.72
Peer Group(1)                     100.00    97.11    98.51    94.96  104.65  107.87  101.41  101.26   98.14
Nasdaq Stock Market (U.S.)        100.00   100.50    98.90   102.00  111.57  115.69  117.65  111.19  119.03
Russell 2000                      100.00    99.35   101.09    99.49  106.84  111.25  111.86  107.90  108.12
S&P Small Cap 600                 100.00    99.27   101.28    99.30  108.35  112.48  113.15  107.16  107.47
S&P Auto Parts & Equipment        100.00   100.02   102.42   100.57  114.65  123.40  126.53  147.05  152.79
Nasdaq Retail Trade               100.00   102.26   101.96   103.42  112.82  122.37  122.64  118.14  124.59

 * $100 invested on 11/6/97 in stock or on 10/31/97 in index--including reinvestment of dividends. Fiscal year ending June 30.

---------------
(1) The peer group index prepared for the purposes of this line-graph includes the following companies: Auto Zone, Inc., Genuine Parts Co., O'Reilly Automotive, Inc., Discount Auto Parts, Inc., Monro Muffler & Brake, Inc., Pep Boys, Inc., and Pennzoil Company.

             ITEM 2: APPROVAL OF 1998 EMPLOYEE STOCK PURCHASE PLAN

     Subject to shareholder approval, the Board of Directors has adopted the Precision Auto Care, Inc. 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") and has authorized an aggregate of 30,000 shares of the Company's Common Stock for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to encourage and facilitate the purchase of the Company's Common Stock by its employees and the employees of its affiliates. Having a personal stake in the Company increases an individual's interest in the Company's growth and success and provides a long-range inducement for continued employment with the Company. Attached as Appendix A is a copy of the Stock Purchase Plan.

     If the shareholders approve the Stock Purchase Plan, all active, non-temporary employees of the Company and participating subsidiaries (with the limited exception of those holding 5% or more of the outstanding shares of the Company) will be eligible for participation in the Stock Purchase Plan, provided they customarily work more than five months per year and more than 20 hours per week. Non-employee directors will not be eligible to participate.

     Participants will be able to contribute up to 10% of their base pay to purchase shares of Common Stock at a price equal to 85% of the last reported sale price for the Company's Common Stock as reported by the Nasdaq Stock Market on the date of the option grant. Participants may withdraw at any time and receive a refund of their contributions. No participant will be able to purchase shares of Common Stock in any one year having a fair market value exceeding $25,000.

     The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. As such, the purchase of shares of Common Stock under the Stock Purchase Plan will not result in taxable income to the employee or a deduction to the Company at the time of purchase. If the employee sells any shares acquired under the Stock Purchase Plan (or transfers them by gift) within two years after the date of the option grant or within one year after the shares are purchased, there will be a disqualifying disposition and the employee will realize ordinary income. The Company will have a corresponding tax deduction at the time of the transfer equal to the difference between the employee's purchase price for the shares and the fair market value on the date of purchase. Any gain in excess of that ordinary income will be short-term capital gain. If an employee disposes of shares acquired under the Stock Purchase Plan other than in a disqualifying disposition, the employee realizes a long-term capital gain (or loss) equal to the difference between the employee's purchase price for the shares and their fair market value on the date of disposition.

     Approval of the adoption of the Stock Purchase Plan and the reservation of 30,000 shares of Common Stock for issuance under the Stock Purchase Plan is subject to the affirmative vote of the holders of a majority of voting power of the Company Common Stock present in person or represented by proxy at the Annual Meeting.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE STOCK PURCHASE PLAN AND THE RESERVATION OF THIRTY THOUSAND SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE STOCK PURCHASE PLAN.

         ITEM 3: APPROVAL OF 1998 OUTSIDE DIRECTORS' STOCK OPTION PLAN

     Subject to shareholder approval, the Board of Directors has adopted the Precision Auto Care, Inc. 1998 Outside Directors' Stock Option Plan (the "Directors' Option Plan") and has authorized an aggregate of 75,000 shares of the Company's Common Stock for issuance under the Directors' Option Plan. The Directors' Option Plan is intended as an incentive to retain and attract suitable candidates to serve as outside directors of the Company and provide them with the opportunity to acquire or increase their proprietary interests in the Company. Having a personal stake in the Company encourages continued service with the Company and aligns the interests of such directors more closely with those of the Company's shareholders. Attached as Appendix B is a copy of the Directors' Option Plan.

     All directors who are not salaried employees of the Company or serving as consultants to the Company or its subsidiaries on an exclusive full-time basis ("Eligible Directors") will be eligible to participate in the Directors' Option Plan. The Directors' Option Plan shall be effective for ten years and will be administered by the Organization and Compensation Committee (the "Committee"). If the shareholders approve the Directors' Option Plan, each Eligible Director who has continuously served as a director for the preceding year shall receive an option to purchase 2,500 shares of the Company's Common Stock on the date of the Company's Annual Meeting. Eligible Directors who have served less than a year will receive an option to purchase a number of shares as determined by the Committee representing the portion of the prior year served as a director of the Company. Grants of options shall be made automatically on the date of subsequent Annual Meetings for the duration of the Directors' Option Plan.

     The exercise price for options granted under the Directors' Option Plan shall equal the average of the highest and lowest sales price for the Company's Common Stock as reported on the Nasdaq Stock Market's National Market System on the date of grant. Options granted under the Directors' Option Plan shall vest in four equal annual installments commencing one year from the date of grant and shall expire ten years after the date of grant.

     Approval of the adoption of the Directors' Option Plan and the reservation of 75,000 shares of Common Stock for issuance under the Directors' Option Plan is subject to the affirmative vote of the holders of a majority of voting power of the Company Common Stock present in person or represented by proxy at the Annual Meeting.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE DIRECTORS' OPTION PLAN AND THE RESERVATION OF SEVENTY-FIVE THOUSAND SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE DIRECTORS' OPTION PLAN.

                    ITEM 4: APPROVAL OF INDEPENDENT AUDITORS

     At the Annual Meeting, the shareholders will be asked to approve the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1999. The Audit Committee has recommended that the appointment of Ernst & Young LLP be approved by the shareholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

     Approval of the selection of the independent auditors will require the affirmative vote of holders of shares of Common Stock representing a majority of the number of votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                       ALL SHAREHOLDERS VOTE FOR APPROVAL
                          OF THE INDEPENDENT AUDITORS

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file reports of ownership and changes of ownership with the SEC and the Nasdaq Stock Market. The Company believes that during the period from November 6, 1997, the date on which its securities began to be publicly traded, through June 30, 1998, its directors and executive officers complied with all applicable Section 16(a) filing requirements, except as follows: (i) initial Form 3's for each of the Company's directors and executive officers were not filed on a timely basis; (ii) James A. Hay, an executive officer of the Company was delinquent in reporting a purchase on Form 4; (iii) William R. Klumb, an executive officer of the Company was delinquent in reporting a sale on Form 4; (iv) Clarence E. Deal, a director of the Company, was delinquent in reporting a disposition on Form 4; and (v) Effie
L. Eliopulos, a director of the Company, was delinquent in reporting a disposition on Form 4.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1997, in connection with the IPO Combination, certain directors and officers of the Company received shares of the Company's Common Stock in exchange for shares or membership interests held in predecessor companies as follows: Woodley A. Allen -- 2,000 shares; George A. Bavelis -- 83,817 shares; Lynn E. Caruthers -- 125,381 shares; Bernard H. Clineburg -- 2,500 shares; Clarence E. Deal -- 205,229 shares; Effie L. Eliopulos -- 251,551 shares; Bassam N. Ibrahim -- 3,850 shares; Arnold Janofsky -- 1,961 shares; Richard O. Johnson -- 56,497 shares; Arthur Kellar -- 199,029 shares; William R.
Klumb -- 56,086 shares; Grant G. Nicolai  -- 7,752 shares; Harry G. Pappas,
Jr. -- 15,000 shares; John F. Ripley -- 11,950 shares; and Gerald A. Zamensky
 -- 106,003 shares.

     In November 1997, in connection with the IPO Combination, certain directors and officers of the Company had stock options for shares of WE JAC Corporation, a predecessor company, converted into options for shares of the Company's Common Stock on a one for one basis, and the vesting for certain of these options was accelerated. The following officers and directors had the number of options listed below converted into options for shares of the Company's Common Stock and the vesting for such options accelerated upon the consummation of the IPO
Combination: Woodley A. Allen -- 10,000; Lynn E. Caruthers -- 10,000; Bernard Clineburg -- 10,000; Bassam N. Ibrahim -- 10,000; Arthur Kellar -- 10,000; Harry
G. Pappas, Jr. -- 12,500; and John F. Ripley -- 193,100. The following officers had the number of options listed below converted into options for shares of the Company's Common Stock: James A. Hay -- 5,000; Arnold Janofsky -- 21,500; and Grant G. Nicolai -- 12,500. In addition, Mr. Klumb and Ms. Eliopulos were each granted additional options to purchase 12,500 shares of the Company's Common Stock.

     In November 1997, in connection with the IPO Combination, certain directors and officers either directly or through affiliated entities, were granted options to purchase certain properties and lease them back to the Company. The options may only be exercised during a one-year period which will commence on the second anniversary date of the Combination. If the options are exercised in whole or in part, the related party would purchase the parcels of real estate at a purchase price equal to their then-current fair market value. The Company would then be required to lease the real estate back from the related party on a triple net basis and at a base rent equal to the fair rental value of the property. The leases would have an initial term of ten years and the Company would have the right to renew the leases for two successive ten year terms. Hellenic, LLC, a limited liability company partially owned by directors George
A. Bavelis (15.12%), Clarence E. Deal (15.12%) and Effie L. Eliopulos (15.12%) and executive officer Ernest S. Malas (6.61%) holds an option on the real estate relating to nine car wash centers. 4 Real, LLC, a limited liability company owned by Mr. Deal (50%) and Ms. Eliopulos (25%) and Mr. Malas (25%) holds an option on the real estate relating to the modular building manufacturing facility. Mr. Deal individually holds an option on the real estate relating to five car wash centers.

     In November 1997, in connection with the IPO Combination, certain directors through various affiliated partnerships and companies, were sold six Precision Auto Wash franchises and eight Precision Lube Express franchises. Five of the Precision Auto Wash and Precision Lube Express centers will be combined and operated on five sites. The other four franchises will be operated on four sites. The other four franchises will be operated as stand-alone operations. Mr. Deal, a director of the Company, has interests ranging from 16.5% to 33% in five of the companies which will own, in the aggregate, five of the Precision Lube Express franchises and three of the Precision Auto Wash franchises. Ms. Eliopulos, a director of the Company, has interests ranging from 16.5% to 75% in companies which will own, in the aggregate, four of the Precision Lube Express franchises and four of the Precision Auto Wash franchises. Mr. Klumb, a director of the Company, owns a 25% interest in a company that will operate one of the Precision Lube Express franchises. Mr. Bavelis, a director of the Company, owns a 25% interest in a company that will operate one of the Precision Auto Wash franchises. While these related parties paid standard initial franchise fees and are obligated to pay standard royalties, they received discounts on Precision Auto Wash equipment and the Precision Lube Express modular buildings which totaled approximately $250,000 in the aggregate.

     In November 1997, in connection with the IPO Combination, certain directors had debt of certain predecessor companies that they had personally guaranteed discharged. Messrs. Bavelis, Deal, Klumb, Zamensky, and Ms. Eliopulos had personally guaranteed indebtedness in the principal amount of $2.6 million, $3.4 million, $2.4 million, $2.4 million, and $7.6 million, respectively, that was discharged at the closing of the IPO Combination.

     In March 1998, the Company acquired Promotora de Franquicias Praxis, S.A. de C.V. ("Praxis"), the holder of the Precision Auto Care master franchise in Mexico. The owners of Praxis included Jamie J. Valdes, who became an executive officer of the Company on April 1, 1998. The purchase price of 619,265 shares of the Company's Common Stock and the assumption of $3.4 million in debt, was approved by a majority of the Company's Board of Directors. Also in March 1998, the Company sold licenses to develop 10 Precision Auto Care franchises in Mexico for $25,000 per franchise or $250,000 to an investor group that included Mr. Valdes. The per franchise amount charged by the Company represents the standard initial franchise fee. The Company has been paid in full.

     In June 1998, the Company purchased the remaining fifty percent (50%) ownership interest in Indy Ventures, Inc. ("Indy Ventures") which it did not already own. Half of this ownership interest (25%) was purchased from Gerald A. Zamensky, a director of the Company, for $575,000 and the assumption by the Company of debt in the amount of $303,400, Mr. Zamensky's proportionate share of the $1.2 million of Indy Ventures debt then outstanding. The fairness of the negotiated purchase price was approved at the time of the transaction by John F. Ripley, an executive officer of the Company. Mr. Zamensky has been paid in full. The full amount of the outstanding debt of Indy Ventures of $1.2 million was subsequently repaid by the Company, including $275,000 paid to Magna National Financial LLC, which is owned by directors George A. Bavelis (33%) and Effie L. Eliopulos (33%), and executive officer Ernest S. Malas (33%).

     In June 1998, the Company sold three Company-owned car wash centers (including the underlying real estate for one) and a Company-owned fast oil change and lube center for $700,000 to Sandusky Lube, LLC ("Sandusky"). Harriet Malas, the mother of Ernest S. Malas owns 50% of Sandusky. Mr. Malas became an executive officer of the Company on July 1, 1998. The Company acquired the four centers as part of the IPO Combination in November 1997. Of the total purchase price, $490,000 was allocated to these four centers. The gain on these sales was recorded as a reduction to the goodwill recorded as part of the IPO Combination. Sandusky subleases the facilities for three of the centers from the Company for an aggregate amount of $3,550 per month. The fairness of the negotiated sales price and the rental amounts under the subleases was approved at the time of the transactions by John F. Ripley, an executive officer of the Company. To date, $680,000 of the sales price has been paid. The balance is due upon the delivery of the final shipment of equipment.

     In June 1998, the Company sold a parcel of real-estate located in Greenwood, Indiana to Precision Ventures, LLC. ("Precision Ventures") for $260,000. Precision Ventures also purchased two franchises from the Company to operate at that location for $26,000. Precision Ventures is partially owned by Ernest S. Malas, an executive officer of the Company (25%), and Andrew Zamensky (25%) who is the son of Gerald Zamensky, a director of the Company. The Company acquired the property in December 1997 for $220,000. The fairness of the negotiated sales price was approved at the time of the transaction by John F. Ripley, an executive officer of the Company. To date $26,000 of the sales price for the real estate has been paid. The balance is due on or before November 30, 1998 under a promissory note. No interest is being charged on the note due to the fact that the land is not yet zoned for the operation of a car wash and quick oil change and lube business.

     In June 1998, the Company sold a Company-owned auto care center located in Denver Colorado to Inter-Ventures, LLC ("Inter-Ventures") for $220,000. Inter-Ventures is partially owned by William B. Klumb (25%), Ernest S. Malas (16.67%), Clarence E. Deal (16.67%), and Effie L. Eliopulos (16.67%). Mr. Malas is an executive officer, Mr. Klumb is an officer and director, and Mr. Deal and Ms. Eliopulos are directors of the Company. The Company acquired the center which it had been operating under a management agreement since February 1997 in June 1998 for $106,200. The fairness of the negotiated sales price was approved at the time of the transaction by James A. Hay, an executive officer of the Company. The Company has been paid the purchase price in full.

     In October 1998, all of the Company's directors except Messrs. Clineburg and Pappas participated in the creation of a limited liability company formed for the purpose of loaning the Company $2 million in a subordinated debt financing. The loan was initiated by these directors and subsequently incorporated as a requirement of the Company's existing credit facility. The loan bears interest at a rate of 14% per annum and its terms call for the rate of interest to be increased in the event of a default by the Company on this loan or on any of the Company's senior indebtedness.

     Bassam N. Ibrahim, a director of the Company, is a partner in Burns, Doane, Swecker & Mathis, LLP, an Alexandria, Virginia law firm that performs legal services for the Company related to intellectual property protection. Fees paid to the firm by the Company in the fiscal year ended June 30, 1998 did not exceed five percent of the firm's gross revenues.

     Clarence E. Deal, a director of the Company, is the owner of Commercial Supply of Mansfield, Inc. ("CSMI"). The Company purchases certain manufacturing supplies for the construction of modular buildings from CMSI. The aggregate total amount of supplies purchased by the Company from CMSI in the fiscal year ended June 30, 1998 was approximately $143,000.

     Gerald A. Zamensky, a director of the Company, serves as a consultant to National Automotive Chemical, Inc. (previously known as Miracle Industries, Inc.), a predecessor company. Under an agreement which expires in August 1999, Mr. Zamensky is to be paid $30,000 per year for consulting services and up to $5,000 per year for medical insurance coverage.

     Effie L. Eliopulos, a director of the Company serves as a Vice President of National Automotive Chemical, Inc. (previously known as Miracle Industries, Inc.), a predecessor company. Her annual salary for the fiscal year ended June 30, 1998 was $75,000. Her annual salary was subsequently reduced and is currently $25,000 per year.

     Ernest S. Malas, prior to becoming an executive officer of the Company in July 1998, served as a consultant to the Company from November 1997 through June 1998. Pursuant to an Independent Contractor Agreement dated November 12, 1997, Mr. Malas was paid $60,000 for consulting services rendered during this period.

     John F. Ripley (33.3%) and Grant G. Nicholai (33.3%) are partial owners of JAN Auto Care, LLC ("JAN Auto"). Mr. Ripley was an executive officer and director of the Company and Mr. Nicholai is an executive officer. JAN Auto owns and operates a franchised Precision Auto Care center in Falls Church, Virginia. JAN Auto pays the Company approximately $5,400 per month for franchise royalties, inventory and supplies associated with this operation. In addition, JAN Auto has purchased an existing car wash operation from an unrelated third party, which it plans to convert into a franchised Precision Auto Wash center and retrofit it with equipment and supplies acquired from the Company. Since March 1998, JAN Auto has purchased an average of approximately $350 in inventory and supplies per month from the Company for this car wash operation.

     As noted above, William B. Klumb (25%), Ernest S. Malas (16.67%), Clarence
E. Deal (16.67%), and Effie L. Eliopulos (16.67%) are partial owners of Inter-Ventures, LLC ("Inter-Ventures"). Mr. Klumb is an executive officer and director, Mr. Malas is an executive officer, and Mr. Deal and Ms. Eliopulos are directors of the Company. Inter-Ventures operates a franchised Precision Tune Auto Care and Precision Lube Express centers in Denver, Colorado. Inter-Ventures pays the Company approximately $4,000 per month for franchise royalties, inventory and supplies associated with these operations.

                             SHAREHOLDER PROPOSALS

     In order for a shareholder proposal to be considered for the 1999 Annual Meeting of Shareholders, it must be received by the Company at its offices no later than July 19, 1999. All such shareholder proposals should be mailed to the Company's headquarters and addressed to the attention of Arnold Janofsky, Secretary. To be eligible for inclusion in next year's proxy material, such proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended. In order to be considered at an Annual Meeting, a shareholder proposal must be presented by the proponents or their representatives in attendance at the meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting or action to be taken thereat except those set forth in this Proxy Statement. If, however, any other business properly comes before the Annual Meeting, the persons named in the proxy accompanying this Proxy Statement will have the discretionary authority to vote upon such business, as well as matters incident to the conduct of the Annual Meeting.

     UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SEC FOR THE COMPANY'S MOST RECENT FISCAL YEAR. ADDRESS REQUESTS TO ARNOLD JANOFSKY, SECRETARY, PRECISION AUTO CARE, INC., 748 MILLER DRIVE, S.E., LEESBURG, VIRGINIA 20175.

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                                                                      APPENDIX A

                           PRECISION AUTO CARE, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE.

     This 1998 Employee Stock Purchase Plan (the "Plan") is intended to encourage and facilitate the purchase of the Common Stock of Precision Auto Care, Inc. (the "Company"), by employees of the Company and its Designated Subsidiaries, thereby providing employees with a personal stake in the Company and a long-range inducement to remain in the employ of the Company and its Designated Subsidiaries. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. DEFINITIONS.

     2.1. BOARD. The "Board" is the Board of Directors of the Company.

     2.2. COMMON STOCK. The "Common Stock" is Precision Auto Care, Inc. Common Stock, par value of $0.01 per share.

     2.3. DESIGNATED SUBSIDIARIES. The "Designated Subsidiaries" are WE JAC Corporation; Lube Ventures, Inc.; Rocky Mountain Ventures, Inc.; Rocky Mountain Ventures II, Inc.; Ralston Car Wash, Ltd.; Miracle Partners, Inc.; Miracle Industries, Inc.; Prema Properties Ltd.; Hydro Spray Car Wash Equipment Company, Ltd.; Precision Tune Auto Care, Inc.; Worldwide Drying Systems, Inc.; National 60 Minute Tune, Inc.; PTW, Inc.; KBG, LLC and any subsidiary of the Company whose Eligible Employees shall be authorized to participate in the Plan by the Board, so long as such authorization is continued by the Board.

     2.4. ELIGIBLE COMPENSATION. The "Eligible Compensation" of each Participant is his or her regular rate of base compensation for a Grant Period determined as of the first Grant Date of the Grant Period on which the Participant is an Eligible Employee. "Eligible Compensation" does not include management incentives, variable commissions, bonuses, overtime, shift differential, COLA adjustments, extended work-week premiums, amounts paid or accrued with respect to any qualified or nonqualified plan of deferred compensation or other employee welfare plan, payments for group insurance, hospitalization and similar benefits, perquisites reported as income, reimbursement for expenses and other forms of extraordinary pay. An employee's base pay shall be calculated by multiplying the employee's normal rate of pay as of the first Grant Date on which the employee is an Eligible Employee by the number of pay periods between said Grant Date and the end of the Grant Period.

     2.5. ELIGIBLE EMPLOYEE. An "Eligible Employee" is an employee of the Company or of a Designated Subsidiary; provided, however, that the term "Eligible Employee" shall not include:

              2.5.1. Employees who are scheduled to work less than twenty (20) hours per week or less than five (5) months during the Grant Period; or

              2.5.2. Any employee who, immediately after a Grant Date, owns five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries as determined pursuant to Section 424(e) and (f) of the Code. For purposes of this Subsection 2.5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options, whether or not granted under this Plan, shall be treated as stock owned by the employee.

     2.6. EXERCISE DATES. The "Exercise Dates" are October 31, January 31, and March 31.

     2.7. FAIR MARKET VALUE. The "Fair Market Value" of the Common Stock on any Offering Date or on any Purchase Date, as the case may be, shall be (a) the average on that date of the high and low prices of a share of Common Stock on the principal national securities exchange on which shares of Common Stock are then trading, or, if shares were not traded on such date, then on the next preceding date on which a trade occurred; or (b) if Common Stock is not traded on a national securities exchange but is quoted on the National Association of Securities Dealers, Inc. Authorized Quotation System ("NASDAQ") or a successor quotation system, the last reported sale price on such date as reported by NASDAQ or such successor quotation system; or (c) if Common Stock is not traded on a national securities exchange and is not reported on NASDAQ or a successor quotation system, the closing bid price (or average of bid prices) last quoted on such date by an established quotation service for over-the-counter securities; or (d) if Common Stock is not traded on a national securities exchange, is not reported on NASDAQ or a successor quotation system and is not otherwise publicly traded on such date, the fair market value of a share of Common Stock as established by the Board acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arm's-length transactions. During periods when the Fair Market Value of a share of Common Stock cannot be determined under any of the methods specified in clauses (a), (b) and (c), above, the Committee shall have the authority to establish the Fair Market Value of the Common Stock as of the beginning of (or periodically during) each fiscal year of the Company and to use such value for all transactions occurring thereafter within such fiscal year.

     2.8. GRANT DATES. The "Grant Dates" are April 1, July 1, October 1 and January 1.

     2.9. GRANT PERIOD. Each "Grant Period" shall commence on April 1st and shall end on March 31st.

     2.10. PARTICIPANT. A "Participant" is an Eligible Employee of the Company or of a Designated Subsidiary who elects to participate in the Plan by filing an enrollment form with the Company as provided in Section 6.

     2.11. PURCHASE PRICE. The "Purchase Price" of a share of Common Stock purchased pursuant to an option granted under the Plan shall be eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Grant Date.

     2.12. SUBSIDIARY. A "Subsidiary" is a Company, fifty percent (50%) or more of the outstanding voting power of all classes of stock of which at the time of granting of an option under the Plan is owned directly, or indirectly through a subsidiary, by the Company within the meaning of Section 424(f) of the Code.

3. ADMINISTRATION.

     3.1. The Plan shall be administered by a committee (the "Committee") selected by the Board. The Committee shall consist of not less than three (3) members who are members of the Board of Directors. An individual will not be eligible to serve on the Committee if the individual is a Participant. Each member of the Committee shall serve for a term commencing on a date specified by the Board and continuing until such member dies, resigns, becomes a Participant or is removed from office by the Board.

     3.2. From time to time the Committee may adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interest of the Company. All determinations of the Committee shall be made by a majority of its members. The interpretation of any provision of the Plan by the Committee shall be final and the Board shall adopt and place into effect the determinations of the Committee.

4. STOCK SUBJECT TO THE PLAN.

     The stock subject to options under the Plan shall be authorized but unissued shares of the Company's Common Stock. The aggregate amount of stock for which options may be granted under the Plan shall be thirty thousand (30,000) shares, subject to adjustment in accordance with Section 12. In the event that an option granted under the Plan to any Participant is unexercised at the end of a Grant Period as to any shares covered thereby, such shares thereafter shall be available for the granting of options under the Plan.

5. GRANT OF OPTION.

     Options will be granted on the Grant Dates. All Participants granted options under the Plan shall have the same rights and privileges. On each Grant Date of the Grant Period, each Participant who is an Eligible Employee on the Grant Date may elect to be granted an option by the Board to purchase whole shares of Common Stock. The maximum number of shares of Common Stock for which each Participant may elect to be granted options during the Grant Period shall equal ten percent (10%) of the Participant's Eligible Compensation divided by eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the first Grant Date of the Grant Period on which the Participant is an Eligible Employee. In the event that the maximum number of shares to be granted to all Participants on a Grant Date (determined according to the above formula) exceeds the total number of shares available for sale under the Plan pursuant to Section 4, the Committee shall make a pro rata allocation of the available shares among all Participants on such Grant Date based upon a uniform relationship to the Eligible Compensation of all Participants in effect on the Grant Date. The Committee may on the first Grant Date of each Grant Period decrease the percentage of Eligible Compensation set forth above to calculate the number of shares of Common Stock for which an Eligible Employee may elect to be granted options to a minimum of five percent (5%) or increase it to a maximum of twenty percent (20%). Notwithstanding the foregoing, in the event options are granted prior to the approval of this Plan by shareholders owning a majority of the common stock of the Company, such grant is expressly conditioned on subsequent approval of the Plan by the Shareholders. Furthermore, both the grant and the exercise of any options under this Plan are expressly conditioned on the effective and continuing registration of this Plan under the Securities Act of 1933 or an available exemption from registration and effective registration or available exemption from registration under applicable state securities laws.

6. ENROLLMENT, PAYROLL DEDUCTIONS AND CASH PAYMENTS.

     6.1. Within the thirty (30) day period prior to each Grant Date, the Company shall notify all employees of the Company and its Designated Subsidiaries of the dates of the Grant Period, the Grant Dates and the Exercise Dates, and furnish them with enrollment forms and other pertinent information.

     6.2. An employee who is not a Participant and who will be an Eligible Employee (as defined in Section 2.5) on any Grant Date of the Grant Period may become a Participant by completing the enrollment form and forwarding such form to such employee's appropriate payroll office prior to the Grant Date on which the employee will be an Eligible Employee.

     6.3. An enrollment form will allow an Eligible Employee to become a Participant by authorizing a regular payroll deduction from the Participant's Eligible Compensation on each pay day during the Grant Period at a rate which will result in not less than a Five Dollar ($5.00) deduction per pay day and which will not exceed ten percent (10%) of the Participant's Eligible Compensation. An enrollment form shall also provide each Eligible Employee with the option of becoming a Participant by electing to fund his or her stock purchase account, in whole or in part, by making a lump sum cash payment pursuant to the provisions of Section 6.8 hereof.

     6.4. A participant's payroll deductions and lump sum cash payments shall be deposited in the Company's general corporate account and shall be credited to the Participant's stock purchase account under the Plan. No interest shall accrue on the amount credited to a Participant's stock purchase account. Except as provided in Sections 6.5 and 6.8, a Participant may not make any separate cash payment into his or her account. A Participant may change the amount of the payroll deduction only if the Participant elects to increase or decrease the number of shares of Common Stock the Participant has an option to purchase during the Grant Period.

     6.5. During leaves of absence approved by the Company and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal pay days equal to the short fall in his or her stock purchase account caused by such leave of absence.

     6.6. Payroll deductions for a Participant for each Grant Period shall commence on the first pay day following the first Grant Date on which the Participant is an Eligible Employee and shall end on the last pay day prior to the end of the Grant Period, unless sooner terminated by the Participant as provided in Section 8.

     6.7. Individual stock purchase accounts will be maintained for each Participant in the Plan. A statement will be given to each Participant promptly following each Exercise Date of the Grant Period which sets forth the amount of the Participant's payroll deductions and any cash payments, the per share Purchase Price, the number of shares purchased, and the amount of the remaining balance, if any, credited to the Participant's stock purchase account.

     6.8. A Participant may elect to make a lump sum cash payment to be credited to his or her stock purchase account on or before the last day of the Grant Period in an amount which, when added to the amount already credited to his or her stock purchase account for the Grant Period, does not exceed ten percent (10%) of his or her Eligible Compensation.

7. EXERCISE OF OPTION.

     7.1. Each Participant who is an Eligible Employee on an Exercise Date may elect by written notice to the Company to exercise his or her option to purchase up to the number of whole shares for which the Participant then has sufficient credit to his stock purchase account, except that on the last Exercise Date of the Grant Period each Participant shall be deemed to have exercised an option to purchase such number of whole shares of Common Stock as the credit to the Participant's stock purchase account on the Exercise Date will pay for at the applicable Purchase Price. No fractional shares of Common Stock shall be purchased. During the Participant's lifetime, the option to purchase shares of Common Stock under the Plan is exercisable only by the Participant.

     7.2. Any amount remaining credited to a Participant's stock purchase account on the last Exercise Date of the Grant Period, after the purchase of shares as provided above, will be refunded to the Participant promptly.

     7.3. No Participant may be granted an option under the Plan which would permit such employee's rights to purchase stock under all such employee stock purchase plans of the Company or its Subsidiaries to accrue at a rate which exceeds

$25,000 in Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     7.4. Shares of Common Stock purchased by a Participant under the Plan will be issued only in the name of the Participant, or if the Participant so indicates on his or her enrollment form or in writing, in the name of the Participant and any other person as joint tenants with rights of survivorship.

     7.5. As promptly as practicable after each Exercise Date of the Grant Period, the Company shall cause the number of shares purchased by each Participant to be registered on the stock transfer records of the Company in the name of the Participant.

8. WITHDRAWAL.

     A Participant, at any time and for any reason, may terminate participation in the Plan by delivering written notice of withdrawal to the Participant's appropriate payroll office. If a Participant withdraws from the Plan, the Participant shall not be eligible to again participate in the Plan for six (6) months thereafter, and the balance in the Participant's stock purchase account will be promptly refunded after receipt by the Company of the Participant's notice of withdrawal.

9. TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

     9.1. If the employment of a Participant terminates, such Participant's participation in the Plan automatically and without any act on his or her part shall terminate as of the date of the termination of his or her employment. The Company promptly will pay to the Participant the amount credited to his or her stock purchase account under the Plan (without interest), and thereupon the Participant's interest in the Plan and any options under the Plan shall terminate.

     9.2. In the event a Participant fails to meet the requirements of an Eligible Employee under the Plan on any Exercise Date of the Grant Period, as set forth in Section 2.5, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions credited to such Participant's account will be promptly refunded to the Participant and no option to purchase shares of Common Stock shall be granted to such Participant.

     9.3. A Participant's withdrawal from participation in the Plan during the Grant Period shall preclude (i) such Participant's eligibility to participate in the Plan, and (ii) such Participant's eligibility to participate in any similar plan which has been or may be adopted by the Company, for a period of six (6) months thereafter.

10. TRANSFERABILITY.

     Neither payroll deductions or cash payments credited to a Participant's stock purchase account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8.

11. RIGHTS OF A SHAREHOLDER.

     Subject to the provisions set forth in Sections 9.6 and 22 hereof, each Participant shall have the rights or privileges of a Shareholder of the Company with respect to shares purchased under the Plan when the shares have been registered in the name of the Participant on the stock transfer records of the Company.

12. CAPITAL ADJUSTMENT AFFECTING COMMON STOCK.

     In the event of a capital adjustment resulting from a recapitalization, stock dividend, stock split, reorganization, merger, consolidation or other change in capitalization affecting the present Common Stock, the Board may, at its option, terminate the Plan or make appropriate adjustments in the number of shares which may be issued and sold under the Plan and may make such other adjustments as it may deem equitable.

13. TERMINATION AND AMENDMENTS TO PLAN.

     The Board, at any time, may terminate the Plan or from time to time, may amend the Plan without the approval of the Shareholders of the Company; provided, however, that no such amendment shall be made without the Shareholders' approval which would (i) cause the Plan to fail to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Code, or (ii) permit a Participant to be a member of the Committee. Notwithstanding anything to the contrary, the Plan shall terminate immediately after the last Exercise Date, which is March 31, 1999.

14. TERMINATION OF THE PLAN.

     Upon termination of the Plan, the amount credited to the stock purchase accounts for all Participants shall be refunded promptly. The Exercise Dates may be accelerated by the Company in the event of a termination of the Plan.

15. NON-GUARANTEE OF EMPLOYMENT.

     Nothing in the Plan or in any option granted pursuant to the Plan shall be construed as a contract of employment between the Company or a Subsidiary and its employees, or as a contractual right to continue in the employ of the Company or a Subsidiary, or as a limitation of the right of the Company or a Subsidiary to discharge its employees at any time.

16. EXCLUSION FROM RETIREMENT AND FRINGE BENEFIT COMPUTATION.

     No portion of the award of options under this Plan shall be taken into account as "wages," "salary" or "compensation" for any purpose, whether in determining eligibility, benefits or otherwise, under (i) any pension, retirement, profit sharing or other qualified or non-qualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalization, medical, and disability, or
(iii) any form of extraordinary pay including but not limited to bonuses, sick pay and vacation pay.

17. LIABILITY LIMITED; INDEMNIFICATION.

     17.1. To the maximum extent permitted by Virginia law, neither the Company, Board or Committee nor any of its members, shall be liable for any action or determination made with respect to this Plan.

     17.2. In addition to such other rights of indemnification that they may have, the members of the Board and Committee shall be indemnified by the Company to the maximum extent permitted by Virginia law against any and all liabilities and expenses incurred in connection with their service in such capacity.

18. GOVERNMENTAL REGULATIONS.

     The Company's obligation to sell and deliver the Common Stock under the plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

19. APPLICATION OF FUNDS.

     Any payroll deductions received or held by the Company under the Plan may be used for any corporate purpose.

20. SHAREHOLDER APPROVAL.

     The Plan shall be subject to the approval of the Shareholders owning a majority of the outstanding shares of the Common Stock, which approval must occur within the period beginning twelve (12) months before and ending twelve
(12) months after the date the Plan is adopted by the Board.

21. OTHER TERMS AND CONDITIONS.

     The Committee may impose such other terms and conditions not inconsistent with the terms of the Plan, as it deems advisable, including, without limitation, restrictions and requirements relating to (i) the registration, listing or qualification of the Common Stock, (ii) the grant or exercise of options, or (iii) the shares of Common Stock acquired under the Plan. The Committee may require that a Participant notify the Company of any disposition of shares of Common Stock purchased under the Plan within a period of two (2) years subsequent to the Grant Date of the options exercised to purchase those shares.

22. MISCELLANEOUS.

     22.1. The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

     22.2. This Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to principles of conflict of laws.

     22.3. All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the employee at the address contained in the records of the Company or to the Company at the Company's principal office.

     22.4. This Plan may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.


WITNESS:                                      PRECISION AUTO CARE, INC.

____________________________                  By:_____________________________

                                                 Dated:_______________________

                                                                      APPENDIX B

                           PRECISION AUTO CARE, INC.
                   1998 OUTSIDE DIRECTORS' STOCK OPTION PLAN

     1. DEFINITIONS. As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

     (a) "BOARD" shall mean the Board of Directors of the Company,

     (b) "COMPANY" shall mean Precision Auto Care, Inc.

     (c) "COMMITTEE" means the Committee appointed by the Board to administer the Plan pursuant to Article 3 hereof.

     (d) "COMMON STOCK" shall mean the common stock, par value $.001 per share, of the Company or, in the event that the outstanding shares of Common Stock are hereafter changed into or exchanged for different stock or securities of the Company or some other corporation, such other stock or securities.

     (e) "DATE OF GRANT" shall mean the Effective Date of the Plan and thereafter the date of each Annual Meeting of Shareholders of the Company.

     (f) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (g) "FAIR MARKET VALUE" of a share of Common Stock on a particular date shall be deemed to mean the average of the highest and lowest sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported.

     (h) "EFFECTIVE DATE OF THE PLAN" shall mean the Company's 1998 Annual Meeting of Shareholders.

     (i) "ELIGIBLE DIRECTOR" shall mean any member of the Board who is not a salaried employee of or an exclusive, full-time consultant to the Company or its Subsidiaries.

     (j) "OPTION" shall mean an Eligible Director's stock option to purchase stock granted pursuant to the provisions of Article 5 hereof.

     (k) "OPTIONEE" shall mean an Eligible Director to whom an Option has been granted hereunder.

     (l) "OPTION PRICE" shall mean the price at which an Optionee may purchase a share of Common Stock under a Stock Option Agreement.

     (m) "PLAN" shall mean the Precision Auto Care, Inc. 1998 Outside Directors' Stock Option Plan, the terms of which are set forth herein.

     (n) "STOCK OPTION AGREEMENT" shall mean an agreement between the Company and the Optionee under which the Optionee may purchase Common Stock in accordance with the Plan.

     (o) "SUBSIDIARY" of the Company shall mean any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation.

     2. THE PLAN.

     (a) NAME. This Plan shall be known as the "PRECISION AUTO CARE, INC. 1998 OUTSIDE DIRECTORS' STOCK OPTION PLAN."

     (b) PURPOSE. This Plan is intended as an incentive to retain and attract Eligible Directors with training, experience and ability to serve as independent directors of the Board and to afford Eligible Directors of the Company an opportunity to acquire or increase their proprietary interests in the Company, and thereby to encourage their continued service as a member of the Board and to provide them additional incentives to achieve the growth objectives of the Company and its Subsidiaries.

     (c) TERMINATION DATE. Unless sooner terminated under Section 14, the Plan shall terminate and no further Options shall be granted hereunder upon the tenth anniversary of the Effective Date of the Plan.

     3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board or by any other Committee appointed by the Board (the "Committee"), which Committee shall consist solely of two or more Non-Employee

Directors (as such are defined in Rule 16b-3, promulgated pursuant to the Exchange Act), or any successor provision. The Committee shall, subject to the provisions of the Plan, grant options under the Plan and shall have the power to construe the Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. The Committee may act only by a majority of its members. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. No member of the Committee shall be liable for anything done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member's willful misconduct or as expressly provided by statute.

     4. DESIGNATION OF PARTICIPANTS; AUTOMATIC GRANT OF OPTIONS. On the Date of Grant, each Eligible Director who has been elected or reelected or is continuing as a member of the Board on such date and who has served continuously as an Eligible Director for the entire year preceding the Date of Grant shall receive an Option to purchase 2,500 shares of Common Stock pursuant to the provisions of the Plan. Any Eligible Director who has not served continuously as an Eligible Director for the entire year preceding the Date of Grant shall receive an Option to Purchase a prorated portion of 2,500 shares of Common Stock as determined by the Committee, based upon the portion of the preceding year that the person actually served as an Eligible Director.

     5. STOCK OPTION AGREEMENT, OPTION GRANT AND NUMBER OF SHARES. Each Option granted hereunder shall be embodied in a Stock Option Agreement in such form as the Committee prescribes, which shall be subject to the terms and conditions set forth herein and shall be signed by the Optionee and by the Chief Executive Officer of the Company. Each Stock Option Agreement shall state the Options' number, duration, time of exercise, vesting schedule and exercise price. The terms and conditions of the Option shall be consistent with the Plan.

     6. COMMON STOCK RESERVED FOR THE PLAN. Subject to adjustment as provided in
Article 11 hereof, a total of 75,000 Shares of Common Stock shall be reserved for issuance upon the exercise of Options granted pursuant to this Plan. The shares subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company in its treasury. The Committee and the appropriate officers of the Company shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which shares of Common Stock are listed or quoted in order to make shares of Common Stock available for issuance to an Optionee; provided, however, that shares of Common Stock with respect to which an Option has been exercised shall not again be available for any grant of Options hereunder. Common Stock subject to Options that are forfeited or terminated or expire unexercised in such a manner that all or some of the shares subject thereto are not issued to an Optionee shall immediately become available for the granting of Options.

     7. OPTION PRICE. The purchase price of each share of Common Stock that is subject to an Option granted pursuant to this Plan shall be 100% of the Fair Market Value of such share of Common Stock on the Date of Grant.

     8. OPTION PERIOD. Each Option granted pursuant to this Plan shall terminate and be of no force and effect with respect to any shares of Common Stock not purchased by the Optionee upon the expiration of the tenth anniversary of the Date of Grant.

     9. EXERCISE OF OPTIONS.

     (a) Unless otherwise determined by the Committee, Options granted pursuant to this Plan shall be exercisable on a cumulative basis, as follows:

     One-fourth (1/4) of the number of shares subject to the Option grant shall vest on the last day of every third month from the Date of Grant and all shares subject to such Option shall be vested on the first anniversary of the Date of Grant.

     (b) In the event that an Optionee ceases to serve as an Eligible Director for any reason other than death, disability or mandatory retirement, an Option granted to such Optionee may be exercised only to the extent such Option was exercisable at the time the Optionee ceased to serve in such capacity.

     (c) An Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares which have become exercisable in accordance with this Section, but not as to less than 25 shares of Common Stock unless the remaining shares of Common Stock that are so exercisable are less than 25 shares of Common Stock.

     (d) An Option shall be exercised by written notice of exercise of the Option, with respect to a specified number of shares of Common Stock, delivered to the Corporate Secretary of the Company at its principal offices.

     (e) In the event that an Optionee ceases to serve as an Eligible Director by reason of death, disability or mandatory retirement at a time when an Option granted hereunder is still in force and unexpired under the terms of Section 8 hereof, the vesting of such Option shall be accelerated. Such acceleration shall be effective as of the date of the Optionee's death, disability or retirement, as appropriate, and each Option so accelerated shall be exercisable in full for so long as it is still in force and unexpired under the terms of Section 8 hereof.

     (f) The purchase price of the shares as to which an Option is exercised shall be paid in full at the time of the exercise before any shares of Common Stock are issued, Such purchase price shall be payable in U.S. dollars, which may be paid by check or other instrument acceptable to the Company. The Board may also provide for procedures to permit the exercise of Options by the use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Option, or by means of tendering theretofore owned Common Stock, having a Fair Market Value equal to the cash exercise price applicable to such Option. No holder of an Option shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares attributable to any Option unless and until certificates evidencing such shares shall have been issued by the Company to such holder.

     10. NONTRANSFERABILITY OF OPTIONS. Unless otherwise allowed by the Committee subject to applicable rules and regulations, Options may not be transferred or assigned by an Optionee otherwise than by will or the laws of descent and distribution, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of any participant. Unless otherwise allowed by the Committee subject to applicable rules and regulations, during the lifetime of an Optionee, an Option may be exercised only by the Optionee (or by his guardian or legal representative, should one be appointed). In the event of the death of an Optionee, any Option held by the Optionee may be exercised by his legatee(s) or other distributee(s) or by his personal representative. Any attempted transfer of an Option in violation of this, Section 10 shall be null, void and of no effect.

     11. ADJUSTMENTS.

     (a) The existence of outstanding Options shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

     (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Board may adjust proportionally (i) the number of shares of Common Stock reserved under these Options; and (ii) the exercise price of such Options. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Options by means of substitution of new options for previously issued Options or an assumption of previously issued Options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, the termination of unexercised Options in connection with such transaction.

     (c) The vesting of an Option granted under the Plan shall be accelerated and the Option shall become fully exercisable upon a Change in Control (as hereinafter defined) of the Company. For purposes of this Plan, a "Change of Control" shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (a) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; (b) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities without prior approval of at least two-thirds of the members of the Board in office immediately prior to such person's attaining such percentage interest; (c) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new Director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

     The foregoing adjustments and the manner of applications thereof shall be determined solely by the Board. The adjustments required under this Article shall apply to any successor or successors of the Company and shall be made regardless of the number or type of successive events requiring adjustments hereunder.

     12. PURCHASE FOR INVESTMENT. Unless the Options and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, each person exercising an Option under this Plan may be required by the Company to give a representation in writing in form and substance satisfactory to the Company to the effect that such person is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

     13. WITHHOLDING AND EMPLOYMENT TAXES. At the time of exercise of an Option, the Optionee shall remit to the Company in U.S. Dollars all applicable federal and state withholding and employment taxes. If and to the extent authorized and approved by the Committee in its sole discretion, an Optionee may elect, by means of a form of election to be prescribed by the Committee, to have shares which are acquired upon exercise of an option withheld by the Company or tender other shares of Common Stock or other securities of the Company owned by the Optionee to the Company at the time the amount of such taxes is determined in order to pay the amount of such tax obligations, subject to the following limitations:

     (1) such election shall be irrevocable; and

     (2) such election shall be subject to the disapproval of the Committee at any time.

     Any Common Stock or other securities so withheld or tendered will be valued by the Company as of the date they are withheld or tendered. Unless the Committee otherwise determines, the Optionee shall pay to the Company in cash, promptly when the amount of such obligations become determinable, all applicable federal and state withholding taxes resulting from the lapse of restrictions imposed on exercise of an option, from a transfer or other disposition of shares acquired upon exercise of an option or otherwise related to the Option or the shares acquired upon exercise of the option.

     14. TERMINATION, AMENDMENT AND MODIFICATION OF PLAN. The Committee may at any time terminate the Plan, and may at any time and from time to time, and in any respect, amend or modify the Plan, except that (a) no amendment or alteration that would impair the rights of any Optionee under any Option that he has been granted shall be made without the Optionee's consent; and (b) no amendment or alteration which would increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan or which would change the class of persons eligible to receive Options under the Plan, or as required by applicable law shall be effective prior to approval by the Company's shareholders to the extent such approval is otherwise required by applicable legal requirements.

     15. STOCK CERTIFICATES. The Company shall not be required to issue or deliver any certificate for shares of Common Stock purchased upon the exercise of any Option granted hereunder or any portion thereof unless, in the opinion of counsel to the Company, there has been compliance with all applicable legal requirements. An Option granted under the Plan may provide that the Company's obligation to deliver shares of Common Stock upon the exercise thereof may be conditioned upon the receipt by the Company of a representation as to the investment intention of the holder thereof in such form as the Company shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities laws.

     16. GOVERNMENT REGULATIONS. This Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares of Common Stock under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals on the part of any governmental agencies or national securities exchanges or transaction reporting, systems as may be required.

     17. GOVERNING LAW. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

     18. EFFECTIVE DATE OF PLAN. This Plan, as hereby amended, shall be effective as of the date of its approval by the Company's shareholders.

     19. MISCELLANEOUS. The granting of any Option shall not impose upon the Company or Board any obligation to nominate any Optionee for election as a director, and the right of the shareholders of the Company to remove any person as a director of the Company shall not be diminished or affected by reason of the fact that an Option has been granted to such person.

     20. RELATIONSHIP TO OTHER COMPENSATION PLANS. The adoption of the Plan shall neither affect any other stock option, incentive or other compensation plans in effect for the Company or any of its Subsidiaries, nor shall the adoption of the Plan preclude the Company from establishing any other forms of incentive or other compensation plan for directors of the Company.

     21. MISCELLANEOUS.

     (a) PLAN BINDING ON SUCCESSORS. The Plan shall be binding upon the successors and assigns of the Company.

     (b) SINGULAR, PLURAL, GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

     (c) HEADINGS, ETC., NO PART OF PLAN. Headings of articles and paragraphs hereof are inserted for convenience and reference, and do not constitute a part of the Plan.

                           [PRECISION TUNE AUTO CARE LOGO]



The undersigned hereby appoints Charles L. Dunlap, John F. Moynahan and Arnold Janofsky and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as set forth below, all the shares of Common Stock of Precision Auto Care, Inc., held of record by the undersigned on November 2, 1998, at the Annual Meeting of Shareholders to be held on December 16, 1998, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES AND FOR PROPOSALS 2-4.

1.  Election of Class I Directors:  Charles L. Dunlap, Richard O. Johnson, Harry
G. Pappas, Jr. and George A. Bavelis.


      ______ FOR all nominees        ______ WITHHOLD authority for all nominees


             FOR, except authority to vote withheld for the following nominee(s) only:

     --------------------------------------------------------------------------


2. Approval of the adoption of the 1998 Employee Stock Purchase Plan and the reservation of 30,000 shares of Common Stock for issuance thereunder.

3. Approval of the adoption of the 1998 Outside Director's Stock Option Plan and the reservation of the 75,000 shares of Common Stock for issuance thereunder.

4. Approval of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1999.


      ______ FOR             ______ AGAINST           ______ ABSTAIN

                                Please sign your name(s) on reverse side

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, IF PROPERLY EXECUTED, IT WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES AND FOR PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign your name exactly as it appears hereon. If shares are held jointly, all holders must sign. When signing in a fiduciary or representative capacity (attorney, executor, administrator, trustee, guardian, officer of corporation, etc.) please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at such meeting or and adjournment thereof.


Dated _____________, 1998                   __________________________________
                                            Signature



                                            __________________________________
                                            Signature


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.